CST Brands completes the sale of California and Wyoming stores

San Antonio, Texas, July 7, 2016 - CST Brands (NYSE: CST), a San Antonio-based Fortune 500 fuel and convenience retailer, announced today the closing of the previously announced sale of all 79 stores in the California and Wyoming markets to 7-Eleven, Inc. and its wholly-owned subsidiary, SEI Fuel Services, Inc.
The closing purchase price for the transaction is $408 million plus adjustments for inventory and working capital. With the closing of this transaction, CST expects to realize a tax benefit from the completion of a like kind exchange strategy with its acquisition of the Flash Foods properties in Georgia and Florida that closed earlier this year. The Company anticipates using the majority of the cash proceeds from the sale to pay down borrowings under CST’s revolving credit facility.

Raymond James advised CST Brands, Inc. in the transaction.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

Contacts

Investors: Randy Palmer, Executive Director - Investor Relations, 210-692-2160

Media: Lisa Koenig, Director of Communications, 210-692-2659 or

The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772

Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. There is no assurance that a transaction will be completed. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.